CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Aquila Funds Trust and to the use of our report dated February 25, 2013 on the financial statements and financial highlights of the Aquila Three Peaks Opportunity Growth Fund (the “Fund”), a series of Aquila Funds Trust.   Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders of Aquila Three Peaks Opportunity Growth Fund, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 18, 2013